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Exhibit 10.25

Schedule of Non-Employee Director Compensation

        Our non-employee directors receive an annual fee of $35,000 and reimbursement of travel expenses in consideration for their services as directors. Non-employee directors who also serve as members of our Audit Committee receive an additional $15,000 per annum, and the employee director who serves as Chairman of our Audit Committee receives an additional $20,000 per annum.

        Subject to shareholder approval at our 2008 Annual Meeting of amendments to our 1999 Equity Plan to allow for stock awards to our non-employee directors, our three non-employee directors who are unaffiliated with Oaktree or MTS are also entitled to receive annual restricted stock unit grants having a value equal to $80,000. These awards will fully vest one year after the date of grant based on continued service with us.

        We have established a directors' deferred compensation plan for all non-employee directors. Each of our non-employee directors who are unaffiliated with Oaktree or MTS has elected to participate in the director plan and have their annual board membership fee of $35,000 deferred into a stock account and converted quarterly into phantom shares. Upon retirement, separation from the Board of Directors, or the occurrence of a change of control, each director has the option of being paid cash or issued common stock for their phantom shares.

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  Exhibit 10.25
Schedule of Non-Employee Director Compensation